INDEPENDENT CONTRACTOR SUPPLIER AGREEMENT

     This Independent Contractor Supplier Agreement
("Agreement') is made as of this 14 day of December, 2000, between PEBBLE BEACH COMPANY, a California general partnership ("PBC"), located at 2700 17 Mile Drive, Pebble
Beach, California 93953 and GO ESPRESSO ("Contractor"), located at 299 Cannery Row, Monterey, California 93940.

1.   Scope of services.

     A. Description of services: Contractor agrees to perform the services described in Exhibit A (the "Services").

     B. Method of Performing Services: Contractor shall determine the method, details, and means of performing the Services.

     C. Delegation of Duties: Contractor shall neither assign nor subcontract any of the Contractor's rights, interests, or obligations under this Agreement without the prior written consent of the PBC, which consent may be withheld by PBC with or without cause.

2.   Compensation.

     A. Compensation to PBC: Contractor agrees to pay to PBC thirty percent (30%) of "Gross Revenue" at end of AT&T and Concours d'Elegance and fifteen percent (15%) of the "Gross Revenues" at end of each Horse Show or other event (the "Event"). As used herein, Gross Revenues shall mean receipts from gross sales less sales tax collected, from all business conducted by Contractor, its employees, and agents upon or from PBC property during the Event.

     B. Terms of Payment: Contractor shall pay PBC the compensation due for each event within fifteen (15) days after completion of each event. A certified financial statement showing in accurate detail the amount of Gross Revenues shall accompany contractor's payment. Contractor shall permit PBC to audit any of Contractor's financial records pertaining to performance of the Services at an Event at any time within two (2) years of the Event upon reasonable notice to Contractor. Any deficiency shall become immediately due and payable. In the event such an audit shows a deficiency in excess of 2%, Contractor shall pay the costs of the audit

     C. Expenses: Contractor shall be responsible for all expenses incurred by Contractor in the performance of the Services.

3.   Term of Agreement.

     A. Commencement: This Agreement will become effective upon execution and shall terminate on December 14, 2001 unless sooner terminated as set forth below.

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     B.   Termination: This Agreement shall terminate
automatically on the occurrence of any of the following events:
             (1)   Completion of the Services;
             (2)   Bankruptcy or insolvency of either party;
             (3)   Death or dissolution of either party.
             (4) Thirty (30) days prior written notice of termination is given by Company to Contractor.

4.   Relationship of Parties.

     A. Status of Contractor: Contractor enters into this Agreement as, and shall continue to be, an independent contractor. Under no circumstances shall Contractor look to PBC as its employer, nor as a partner, agent, or principal. Contractor shall not be entitled to any benefits accorded to PBC's employees including, without limitation, workers' compensation, disability insurance, or vacation or sick pay. Contractor shall be responsible for providing, at its expense and in its name, disability, workers' compensation, and other insurance as well as any licenses and permits usual or necessary for conducting the Services.

     B. Payment of Taxes: Contractor shall pay, when and as due, any and all taxes incurred as a result of Contractor's income hereunder, including estimated taxes, and shall provide PBC with proof of such payments upon demand. Contractor hereby agrees to indemnify and defend PBC against and hold PBC harmless from any claims, losses, costs, fees, liabilities, damages, or injuries suffered by PBC arising out of Contractors breach of this section.

     C. Contractor's Representations: Contractor represents that Contractor has the ability and qualifications to perform the Services in a professional manner, without the advice, control, or supervision of PBC. Contractor shall be solely responsible for the quality and professional performance of the Services, and shall coordinate with PBC and others as necessary during all phases of the Event, including set-up and teardown.

5.   Indemnity and Insurance.
     A. All Services shall be performed entirely at Contractor's risk, and Contractor shall be responsible for initiating, maintaining, and supervising adequate safety precautions and programs in connection with the Services. Contractor shall take all reasonable care to prevent damage, injury, or loss to: (1) its employees, the employees of its subcontractors, and all other persons; (2) all work, including all materials and equipment on the property at the work site; and (3) all real and personal property at and adjacent to the work site. PBC is not responsible for items or materials which are damaged, lost, or stolen while on the work site, except as caused by the gross negligence or intentional misconduct of PBC.

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     B.   Contractor shall indemnify, defend, and hold harmless
PBC from and against any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries, and deficiencies, including, without limitation, interest, penalties, and reasonable attorney's fees and costs, that PBC may incur or suffer and that arise or result from or are related to Contractor's performance of the Services or any breach or failure of Contractor to perform any of the representations, warranties, and agreements contained in this Agreement or occasioned wholly or in part by any negligent or intentional act or omission of Contractor, its agents, or employees.

     C. Contractor agrees to maintain for the duration of this Agreement, in full force and effect, (1) a comprehensive general liability insurance policy including bodily injury and property damage coverage with limits of liability of not less than ONE MILLION DOLLARS ($1,000,000) per occurrence and THREE MILLION DOLLARS ($3,000,000) in the aggregate; (2) automobile liability insurance policy providing liability coverage in the amount of not less than ONE MILLION DOLLARS ($1,000,000); (3) Worker's Compensation insurance as required by California law; (4) such other insurance coverage as PBC may reasonably require to cover any negligent acts committed by Contractor during the performance of the Services. PBC shall be named as additional insured and be provided a certificate of insurance indicating 30 days cancellation notification.

     D. Contractor shall keep PBC's property free from any and all liens arising out of Contractor's performance of the Services, including, without limitation, any work performed, materials furnished, or obligations incurred by Contractor. Contractor shall indemnify, defend, and hold PBC harmless against any claim, demand, liability, or expense on account of claims for work done for or materials supplied to Contractor, or persons claiming under Contractor.

6.   Proprietary Rights

     A. PBC Intellectual Property: During the term of this Agreement and at all times thereafter, Contractor shall not use, refer, or sanction any other party to use or refer to any name, trademark, service mark, trade name, trade dress, property, golf course design, logo, artwork, or identifying photograph ("Mark" or "Marks") which refers to or is identified with PBC, or any mark identical or confusingly similar to any Mark shown in attached Exhibit B, except to any extent permitted by PBC's written instruction in furtherance of this Agreement. To the extent that PBC requests in writing that Contractor use a Mark, Contractor acknowledges that such Mark is owned by PBC, valid, and distinctive, and agrees not to contest the ownership, validity, or distinctiveness of such Mark. Further, Contractor agrees to use the Mark solely in connection with the services requested pursuant to this Agreement and agrees to refrain from using any Mark on any good, for any service, or in any written or visual medium without a written license agreement from PBC, executed by PBC's President or Executive Vice President. Nothing herein shall give Contractor any right, title, or interest in any Mark, and any and all use by Contractor of any Mark prior and subsequent to this Agreement, and the goodwill arising therefrom, shall inure solely to the benefit of PBC.

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     B.   Confidential Information:

          (i) All non-public verbal, written, printed, graphic, or electronically recorded materials furnished by PBC for use by Contractor are confidential and the proprietary property of PBC
(collectively, "Confidential Information"). Confidential
Information includes, without limitation, information concerning PBC's employees, agents, or divisions.

          (ii) Contractor will maintain in confidence and will not, directly or indirectly, disclose or use, either during or after the term of this Agreement, any Confidential Information belonging to PBC, whether in oral, written, or permanent form, except to the extent necessary to perform the Services on behalf of PBC. Upon termination of this Agreement, or at the request of PBC prior to termination, Contractor shall deliver to PBC all Confidential Information in its possession belonging to PBC.

          (iii) These obligations concerning Confidential Information extend to information belonging to customers, contractors, and suppliers of PBC about whom Contractor may have gained knowledge as a result of its involvement with PBC.

     C.   Written Assurances: To the extent necessary,
Contractor agrees to obtain or has obtained written assurances from its employees, agents, and contract personnel of their agreement to the terms of this Section 6.

7.   Miscellaneous.

     A. This Agreement contains the entire agreement between the parties with respect to the Services and supersedes all negotiations, representations, warranties, commitments, offers, contracts, and writings prior to the date of this Agreement. No waiver, modification, or amendment of any provision of this Agreement shall be effective unless specifically made in writing and duly signed by the party to be bound thereby.

     B. If any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction or as a result of future legislative action, such holding or action shall not affect the validity or effect of any other provision of this Agreement.

     C. Notice by PBC to Contractor of the need for the Services may be by any method, oral or written, sufficient to convey actual notice to Contractor. All other notices, requests, demands, and other communications under this Agreement shall be in writing and delivered in person, sent by facsimile transmission, or sent by certified mail, postage prepaid, and properly addressed as follows:

          To Contractor:


               Michael R. Flores

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               GO ESPRESSO
               299 Cannery Row
               Monterey, CA 93940
               Tel. No.: 3942670 or 649-3635


To PBC:
          Anthony Martin
          The Lodge at Pebble Beach
          PO Box 1128
          Pebble Beach, CA 93953

     With copy to:

          Diane Goldman, Esq.
          Pebble Beach Company/Legal Department
          P.O. Box 1767
          Pebble Beach, CA 93953

All communications which are properly addressed, if delivered in person, shall be effective upon delivery; if delivered by facsimile, shall be effective upon transmission; and, if delivered by mail, shall be effective three (3) days from deposit in the United States mail, postage prepaid. Any party may from time to time change its address for the purpose of notices to that party by a similar notice specifying a new address, but no such change shall be deemed to have been given until it is actually received by the party to whom such notice is given.

     D. This Agreement shall be governed by and construed under the laws of the State of California.
     E. If any legal action or other proceeding is brought for the enforcement of this Agreement or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' and other costs incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

The parties have executed this Agreement as of the date first above written.

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Contractor:                             PBC:

GO ESPRESSO                             PEBBLE BEACH COMPANY

By: /s/ Michael R. Flores                By: /s/Paul Sherlock

Print Name: Michael R. Flores            Print Name: Paul Sherlock

Its: Owner                              Its: FTR DIRECTOR

                       EXHIBIT A cont.

      PARTIAL LIST OF PEBBLE BEACH COMPANY TRADEMARKS,
     SERVICE MARKS, TRADE NAMES, TRADE DRESS, PROPERTY,
                GOLF COURSE DESIGNS AND LOGOS


Spyglass Hill Pirate logo
(Man with Telescope)



Swallows Invitational Golf
Tournament logo



Peter Hay Golf Course logo design





Heritage Logo



(Revised 01/00)

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